PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement ("Agreement") is made effective as of August 28, 2018 by and between Wound Management Technologies, Inc., a Texas corporation doing business as WNDM Medical Inc. ("WNDM"), CGI Cellerate RX, LLC, a Texas limited liability company ("CGI Cellerate") and Cellerate, LLC a Texas limited liability company (the "Company"). WNDM, CGI Cellerate and the Company shall be referred to collectively as the "Parties", or singularly as the "Party."

RECITALS:

A. WNDM owns all of the membership interests of Wound Care Innovations, LLC, a Nevada limited liability company ("**Wound Care**"). WNDM is also the manager of Wound Care.

B. Wound Care and CGI Cellerate collectively own all of the Membership Units of the Company.

C. WNDM employs individuals who have expertise in the field of acquiring, developing, marketing, selling and managing products in the wound care and surgical markets.

D. CGI Cellerate is affiliated with certain companies, ("***CGI Affiliates***") whose employees have expertise in the field of acquiring, researching, developing and managing products in the wound care and surgical markets.

E. The Company requires certain professional and technical services, ("***Services***") from WNDM and CGI Cellerate Affiliates.

F. Each of WNDM and CGI Cellerate is willing to provide to the Company such Services and assistance.

G. In conjunction with this Agreement, the Parties have entered into the Contribution Agreement, dated the date hereof, among Wound Care Innovations, LLC, CGI Cellerate RX, LLC, and Cellerate, LLC (the "**Contribution Agreement**") establishing the capital formation of the Company and an Operating Agreement governing the relationship and governance of the Company.

AGREEMENT:

The Parties, intending to be legally bound, agree as follows:

1. SERVICES PROVIDED.

(a) WNDM hereby agrees to provide or make available to the Company the support and related services that are listed and briefly described in **Attachment A** (the "***WNDM Services***") in accordance with the terms of this Agreement. In order to provide for the furnishing

of additional Services not listed on **Attachment A** at the time of execution of this Agreement, **Attachment A** may be amended from time to time with the consent of both of WNDM and the Company.

(b) CGI CELLERATE hereby agrees to utilize commercially reasonable best efforts to subcontract or otherwise make available to the Company certain employees of CGI Affiliates to perform the support and related services that are listed and briefly described in **Attachment B** (the "***CGI Affiliates Services***") in accordance with the terms of this Agreement. In order to provide for the furnishing of additional Services not listed on **Attachment B** at the time of execution of this Agreement, **Attachment B** may be amended from time to time with the consent of both of CGI Cellerate and the Company.

(c) Except as specifically set forth in **Attachment A** or **Attachment B**, as applicable, all Services shall be performed in a manner, to the extent and at a time substantially consistent with the manner in which the Providing Party (defined below) performs such services (or substantially similar services) for its own benefit. As used herein, the term "***Providing Party***" means the party providing Services to the Company.

(d) Notwithstanding anything to the contrary in this Agreement, the Company may, at any time, upon prior written notice to the Providing Party, elect to discontinue receiving one or more of the Services provided under this Agreement (any such Service, a "***Discontinued Service***"). On the last day of the month following the month of receipt of such notice (or such earlier date as the Providing Party and the Company may agree): (i) the Providing Party shall cease to provide such Discontinued Service(s) to the Company, and the Company's right to receive such Discontinued Service(s) under this Agreement shall terminate; and (ii) the Company's obligation to pay for future delivery of such Discontinued Service(s) shall cease.

(e) In the event that the employment or services of an employee or contractor of a Providing Party is terminated prior to the expiration or termination of this Agreement, the Parties shall meet and negotiate in good faith regarding possible amendments to the Services provided and personnel made available hereunder.

(f) The Parties hereto acknowledge and agree that WNDM will continue to house some of their employees in the offices of WNDM in Fort Worth, Texas (the "***WNDM Premises***") after closing of the Contribution Agreement and Operating Agreement.

2. TERM. The term of this Agreement shall begin on the Closing Date under the Contribution Agreement (the "***Effective Date***") and shall continue for the period beginning as of the date hereof and continuing through the earlier to occur of (a) the close of business on December 31, 2018, or (b) the close of business on such date as this Agreement is terminated in accordance with Section 3.

3. TERMINATION.

(a) Notwithstanding anything herein to the contrary, any Party may terminate this Agreement in its entirety immediately by written notice at any time to the other Parties if another Party commits (whether by act or omission) a material breach of its obligations under this Agreement; *provided* that: (i) if the breach is capable of remedy, the right to terminate shall not

arise unless the breaching Party fails to remedy such breach within thirty (30) calendar days of written notice to do so, and (ii) if there is a bona fide dispute as to the occurrence of a breach, such breach cannot form the basis for a termination pursuant to this Section 3 until such dispute has been resolved in accordance with Section 13 below.

(b) Upon the expiration or effective date of termination of this Agreement: (i) performance of all Services will cease; and (ii) all earned and unpaid compensation for Services (in accordance with Attachments A and B hereto) under this Agreement will become immediately due and payable.

4. COMPENSATION. The Company shall pay WNDM for the Services on the terms set forth on **Attachment A**. The Company shall pay CGI Cellerate for the Services on the terms set forth on **Attachment B**, and CGI Cellerate shall be responsible for paying CGI Affiliates any amounts due and owing to them.

5. INVOICING AND PAYMENT. Each Providing Party shall invoice the Company monthly for the compensation payable to such Party for Services performed for the Company in the month pursuant to Section 4, and payment shall be due within 15 days after such invoice is delivered in accordance with Section 17 below.

6. RIGHT TO AUDIT. The Company shall be entitled, on reasonable notice, during normal business hours and upon reasonable request, to inspect and copy the books and records of a Providing Party and its agents with respect to the performance of the Services and the performance of the Providing Party's obligations pursuant to this Agreement as may be reasonably necessary. All such books and records shall be retained by such Providing Party and made available on reasonable notice, during normal business hours and upon reasonable request to the Providing Party for one (1) year after the date to which such records relate. All such records shall remain the property of the Providing Party.

7. INDEPENDENT CONTRACTOR STATUS. Each Providing Party and its agents shall be independent contractors with respect to the Services they provide to the Company hereunder and such employees shall not be deemed to have an employment relationship with the Company.

8. STANDARD OF CARE. Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed by the Parties that each of WNDM and the CGI Affiliates are not in the business of providing services similar to those described herein to third parties and that the standard of care to which each Providing Party and its employees or agents performing services hereunder shall be accountable is the standard of care used by such Providing Party in furnishing such services (or substantially similar services) to its own internal organization and affiliates, and under no circumstances shall a Providing Party or its employees or agents be held accountable for a greater standard of care or one that is appropriate for a party in the business of furnishing similar services.

9. TRANSFER OF RECORDS. Each Providing Party shall deliver to the Company, within a reasonably prompt time, all files and records of the Company held by such Providing Party relating to the Services upon termination of this Agreement.

10. COMPLIANCE WITH LAWS. All Parties to this Agreement shall comply with any and all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government, or instrumentality or agency thereof, in respect of the conduct of their activities in the fulfillment of their obligations under this Agreement.

11. CONFIDENTIALITY, RECORDS.

(a) Proprietary Information. All information furnished or disclosed by one Party (a "***Disclosing Party***") to the other Party (a "***Receiving Party***") in connection with the negotiation or performance of this Agreement, including but not limited to trade secrets, cost and pricing information, computer program/software, technique, design, drawing, prototype, formula or test data, relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter shall be deemed "***Proprietary Information***"; *provided, however*, that the term "***Proprietary Information***" shall not be deemed to include information which: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (ii) is hereafter furnished to the Receiving Party by a third party, as a matter of right and without restriction on disclosure; (iii) is the subject of a written permission to disclose by the Disclosing Party; or (iv) is conveyed by the Disclosing Party to a third party without confidentiality restrictions.

(b) Use and Handling of Proprietary Information. The Receiving Party shall maintain all Proprietary Information in trust and confidence and shall use at least the same degree of care regarding this information as it uses with respect to its own Proprietary Information to prevent its unauthorized disclosure, use or publication. The Receiving Party may use on a non-exclusive basis such Proprietary Information only to the extent required to accomplish the strict intent of this Agreement. The Receiving Party shall not use the Proprietary Information for any purpose or in any manner which would constitute a violation of this Agreement or of any laws or regulations or for any other purpose other than as expressly provided for herein.

(c) Ownership of Proprietary Information. All Proprietary Information (including all copies thereof) of a party to this Agreement shall at all times remain the property of such Disclosing Party. No rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.

(d) Permitted Disclosure. Notwithstanding Section 11(b) above, a Receiving Party may disclose Proprietary Information to its professional advisors only for the limited and narrow purpose of effectuating the Agreement and such Party's obligations hereunder. A Receiving Party may disclose Proprietary Information if such disclosure is (i) in response to a valid order of a court or other governmental body of the United States or any political subdivision thereof, *provided, however*, that the Receiving Party shall first have given notice to the Disclosing Party so that the Disclosing Party may have the opportunity to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purposes for which the order was issued, and such Proprietary Information to be disclosed is narrowly tailored to the specific need of such court and/or governmental body; (ii)otherwise required by law; or (iii) made in connection with a dispute under or enforcement of the terms of this Agreement, the Contribution Agreement or, the Operating Agreement, the Sublicense Agreement or any other agreement contemplated in the Contribution Agreement.

(e) **Specific Performance and Injunctive Relief**. Each Party acknowledges and agrees that in the event of any proven breach of Section 11 of this Agreement by a Receiving Party, the Disclosing Party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, in the event of any breach by a Receiving Party of any provisions of this Section 11, the Disclosing Party shall, in addition to all other remedies available to it, be entitled to specific performance of the Receiving Party's obligations under Section 11 of this Agreement. In addition to the foregoing, any Party shall have the right to pursue injunctive relief to enjoin any violation or attempted violation of this Agreement by another Party without the necessity of posting bond in excess of $1,000.

12. CONVERSION OF EMPLOYEES

(a) The Company may employ certain WNDM and CGI Affiliates' employees immediately after the Termination Date, ("***Converted Employees***"). Certain Converted Employees may have continuing duties and obligations to their previous employer, ("***Carryover Services***") and the Company shall use its commercially reasonable efforts to cause such Converted Employees to be available to their prior employer to perform the Carryover Services. At such time a new professional services agreement will be entered into by the Parties to provide for the billing of the Carryover Services by the Company to the Converted Employees' previous employer.

13. DISPUTE RESOLUTION.

(a) In the event of any controversy or claim arising out of, relating to or in connection with this Agreement, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the President of the Company and the President of the Party raising the dispute for discussion and resolution. Any Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Parties, and within one (1) business day after such notice such representatives of the Parties shall meet for attempted resolution by good faith negotiations and attempt in good faith to resolve such controversy, claim, or dispute(s) for a period not to exceed five (5) days.

(b) The Parties agree that it is prudent to meet to resolve any disagreements, and failing reaching an agreement, to submit unresolved disputes under this Agreement to mediation before filing a lawsuit. The intent of the Parties in submitting a dispute to mediation is to save time and money, retain control over and confidentiality of their matters, and maintain their business relationships. If a Party to this Agreement fails to submit an eligible matter to mediation before filing suit, then the Parties agree that the Court where the matter has been filed shall have the authority to (1) send the Parties out to a Court appointed mediator, for mediation, before proceeding with the litigation case, or (2) dismiss the Parties' cases without prejudice, for failure to comply with the terms of this Agreement. The Parties agree, however, that certain matters are not appropriate for mediation and hereby exclude the following types of matters from the mediation requirement: temporary or permanent injunction and suits for specific performance. Should any Party wish to submit a dispute to mediation, they shall notify the other Parties in writing of their decision to submit to mediation, together with a written list of three acceptable proposed "neutral" mediators, each with at least 10 years of experience as an attorney or judge in business law matters and at least one year of experience in mediation, their resumes, contact information

and costs. In order to qualify as a neutral mediator, a person must have no personal or financial interest in any Party and no prior business, family or personal relationship with any Party. The Party receiving the notice of mediation, will have the right to select any one of the three proposed mediators and contact the selected mediator, who will make the arrangements for the mediation. The Parties to such mediation agree that they will split the cost of the mediator's services, equally, and will pay their own attorneys' fees, if any, at the mediation.

14. NONASSIGNMENT; PARTIES IN INTEREST. No Party hereto may assign its rights or its duties hereunder without the prior written consent of the other Parties hereto. This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and assigns.

15. SURVIVAL. The provisions of Sections 4, 5, 6, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive the expiration or termination of this Agreement.

16. GOVERNING LAW. This Agreement and the performance of the Parties under this Agreement will be construed in accordance with and governed by the laws of the State of Texas. After compliance with the provisions set forth in Section 13 of this Agreement, if a dispute still cannot be resolved, the Parties agree to submit any judicial disputes to the appropriate courts in Harris County, Texas.

17. NOTICES. All notices required or permitted to be given under this Agreement will be in writing and will be valid and sufficient if (1) dispatched by certified or registered U.S. Postal Service mail, postage paid and addressed to the other party at the address stated hereinabove; or (2) delivered via facsimile or email transmission, with a copy sent first class U.S. Postal Service mail, postage paid and addressed to the other party at the address stated hereinabove; or (3) delivered by private carrier (such as Federal Express, UPS or other commercial service) with written proof of delivery to the other party at the address stated hereinabove; or (4) delivered in person. The addresses of the Parties are as follows:

If to WNDM:

WNDM Medical Inc.
Attn: J. Michael Carmena, CEO
1200 Summit Avenue, Suite 414
Fort Worth, TX 76102
Email: mcarmena@wndm.com

If to CGI Cellerate

CGI Cellerate RX, LLC
Attn: Ron Nixon, President
1375 Enclave Parkway
Houston, TX 77077
Email: rnixon@tcgfunds.com

If to Cellerate, LLC

Cellerate, LLC
Attn: Brad Gurasich, Vice President
7500 Rialto Boulevard
Building 2, Suite 220
Austin, TX 78735
Email: bradgurasich@tcgfunds.com

Any Party may change its address by a notice given to the other Parties in the manner set forth above.

18. INTEGRATION. This Agreement supersedes all prior negotiations, commitments and rights pertaining to the specific subject matter set forth in this Agreement.

19. AMENDMENTS; WAIVER. This Agreement may not be modified or amended except by a written agreement signed by each of the Parties hereto. No provision of this Agreement may be waived (including, without limitation, by course of performance or dealing or otherwise) other than in a writing by the Party sought to be bound by such waiver. Any failure or delay by a Party in exercising any available right or remedy in one or more instances will not prohibit or restrain such Party from exercising such right or remedy at a later time or from exercising any other available right or remedy.

20. INDEMNIFICATION. WNDM and CGI Cellerate hereby agree that if WNDM, either directly or in providing Wound Care Services, or CGI Cellerate, either directly or thorough CGI Cellerate Affiliates providing CGI Affiliate Services, breach this Agreement, then such breaching Party shall indemnify and hold the non-breaching Party and its Representatives harmless from and against any and all claims, liabilities, damages, costs and expense, of whatever kind or nature (each a "***Loss***"), actually incurred or suffered by the non-breaching Party or its Representatives as a result of such breach. A "***Representative***" of a party shall mean any of its officers, directors, employees or agents.

21. PROCEDURES RELATING TO INDEMNIFICATION.

(a) A party seeking indemnification pursuant to Section 20 (an "***Indemnified Party***") shall give prompt notice to the other party from whom such indemnification is sought (the "***Indemnifying Party***") of the assertion of any claim or assessment (but in no event shall such notice be given later than 15 days after a senior officer of such Indemnified Party has actual knowledge of such claim or assessment).

(b) Third-Party Claims.

(i) If any third party shall notify an Indemnified Party with respect to any matter (hereinafter referred to as a "***Third Party Claim***") that may result in Losses indemnifiable hereunder, then such Indemnified Party shall give notice to the Indemnifying Party promptly (but in no event later than fifteen (15) days of such Indemnified Party's becoming aware of any such Third Party Claim or of facts upon which any such Third Party Claim will be based)

setting forth such material information with respect to the Third Party Claim as is reasonably available to such Indemnified Party. Delay or failure in notifying the Indemnifying Party shall not relieve the Indemnifying Party from any and all obligations hereunder, except where the Indemnifying Party demonstrates that such delay or failure actually and materially prejudiced the Indemnifying Party.

(ii) In case any Third Party Claim is asserted against an Indemnified Party, and such Indemnified Party notifies the Indemnifying Party of such Third Party Claim pursuant to Section 21(b)(i) above, the Indemnifying Party will be entitled, if the Indemnifying Party so elects within 15 days after receiving the Indemnified Party's notice, to assume the defense thereof, at the expense of the Indemnifying Party, so long as the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief. If the Indemnifying Party so assumes any such defense, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently. The Indemnifying Party shall not compromise or settle such Third-Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

(iii) In the event that Indemnifying Party assumes the defense of the Third-Party Claim in accordance with Section 21(b)(ii) above, Indemnified Party may retain separate counsel and participate in the defense of the Third-Party Claim, but the fees and expenses of such counsel shall be at the expense of Indemnified Party. Indemnified Party will cooperate in the defense of the Third-Party Claim and will provide full access to documents, assets, properties, books and records reasonably requested by Indemnifying Party and material to the claim and will make available all officers, directors and employees reasonably requested by Indemnifying Party for investigation, depositions and trial.

(iv) In the event that the Indemnifying Party fails or elects not to or is not entitled to assume the defense of the Indemnified Party against any Third-Party Claim, the Indemnified Party shall have the right to undertake the defense with counsel of the Indemnified Party's choice, with all reasonable attorneys' fees and expenses to be paid by the Indemnifying Party. The Indemnified Party shall not compromise or settle such Third-Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Indemnifying Party, which shall not be unreasonably withheld. In each case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party will cooperate with the Indemnified Party in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Indemnified Party and relevant to the claim and will use their commercially reasonable efforts to make available all individuals reasonably requested by the Indemnified Party for investigation, depositions and trial.

22. DISCLAIMER OF WARRANTIES; LIMITATIONS ON DAMAGES. Except as expressly set forth in this agreement, no Providing Party makes any representations or warranties whatsoever, express or implied, with respect to the services to be provided under this agreement by such Providing Party. If any performance or non-performance of services under this Agreement by a Providing Party results in direct damages to the Company, the maximum, cumulative and sole liability of the Providing Party to the Company for such direct damages shall be an amount up to the aggregate fees and expenses paid by the Company to the Providing Party under this Agreement (as of the date of the performance or non-performance giving rise to the damage). Further, the

foregoing limitation of liability shall not apply to such losses to, or damages incurred by the Company that results from a Providing Party's gross negligence or intentional misconduct in providing Services. Notice of any claim for direct damages must be made within one year of the date of termination or expiration of the service which gave rise to the claim and such claim must specify the damage amount claimed and a description of the action and the service giving rise to the claim.

23. FORCE MAJEURE. In the event of any strike, lockout, enemy action, hostilities, riot, civil commotion, acts of government or any other circumstances beyond the reasonable control of the affected party (whether or not of a similar nature to the foregoing) which causes the cessation or substantial interference with the performance of any of the respective obligations of either party under this Agreement, the duty of the party being required to perform its obligations hereunder will forthwith be suspended until such circumstances shall have ceased and such party will not be liable to the other for any loss, damage or delay caused by any of the aforesaid circumstances beyond it reasonable control which prevents or delays it in performing any obligation incurred under or arising out of this Agreement, *provided* that, the party will continue to perform all its other obligations to the extent reasonably possible.

24. COUNTERPARTS. This Agreement may be executed in two or more counterparts (including facsimile counterparts), each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

25. CONSTRUCTION. The section and paragraph headings contained in this Agreement have been inserted for convenience of reference only and shall not be used in the interpretation or construction of any provision contained in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

SIGNATURE PAGE FOLLOWS

CGI CELLERATE RX, LLC
a Texas limited liability company

By: /s/ Ron Nixon__________________
Ron Nixon
President

WNDM Medical Inc.
A Texas Corporation

By:/s/ J. Michael Carmena____________
J. Michael Carmena
Chief Executive Officer

THE COMPANY IS EXECUTING THIS AGREEMENT FOR THE PURPOSE OF EVIDENCING ITS AGREEMENT TO THE TERMS AND PROVISIONS CONTAINED HEREIN THAT ARE APPLICABLE TO IT.

CELLERATE, LLC
a Texas limited liability company

By:/s/ Brad Gurasich________________
Brad Gurasich
Vice President

Attachment A
WNDM Services

The initial WNDM Services include the professional services of the WNDM employees listed below. The actual wages, benefits, employment taxes and other fees associated with these individuals shall be charged to the Company on a monthly basis based on the allocation percentages listed below.

Employee	Function	Cellerate LLC Allocation
Carmena, Mike	President	75%
Fleming, Zack	Vice President, Sales	100%
Bowman, Shawn	Vice President, Post-Acute Care Sales	100%
Speelhoffer, Jay	Director, Strategic Accounts	100%
Fox, Jeff	Regional Sales Manager	100%
Knickerbocker, Jonathan	Regional Sales Manager	100%
Redmann, Ronald L.	Regional Sales Manager	100%
Schultz, Sheila	Regional Sales Manager	100%
Yon, Seth	Regional Sales Manager	100%
Day, Carla	Customer & Sales Services	100%
Mart, Robert K.	Marketing, Training, Clinical, Product Development	80%
Bagley, Sherlene	Marketing, Product Development, Regulatory	50%
Graham, Rachell	Order Fulfillment, Accounts Receivable	100%
Nguyen, Ellie (part-time)	Order Fulfillment	100%
McNeil, Mike	Chief Financial Officer	75%
Sykes, Karen	Accounting & Reporting	90%
Muse, Mandy (part-time)	Accounting & Reporting	25%

As of the effective date of this agreement, the estimated monthly costs of professional services billable to the Company was $200,000 (excluding any management bonus accrual).

In addition to the professional services described above, other support and related services to be provided by WNDM include, but are not limited to, the following:

1. Use of the WNDM Premises. The lease costs and utilities for the WNDM Premises will be charged to the Company on a pro-rata basis calculated by dividing the number of full-time employee equivalents (FTEs) supporting the Company by the total number of FTEs occupying the WNDM premises.
2. Other expenses to be allocated in the same manner as the WNDM Premises include:
    a. office telephones
    b. office printers and copiers
    c. third party desktop support
    d. office supplies
    e. internet access
    f. third party payroll fees.
3. NetSuite ERP fees – cost to be shared by WNDM and the Company as agreed by the Board of Managers.

Attachment B

CGI Affiliated Services

The initial CGI Cellerate Services include the professional services of the CGI Cellerate employees listed below. The actual wages, benefits, employment taxes and other fees associated with these individuals shall be charged to the Company on a monthly basis based on the allocation percentages listed below.

Employee	Function	Cellerate LLC Allocation
Cathy Bradshaw	Vice President, Product Specialist	100%
Cindy Taylor	Business Manager	100%

As of the effective date of this agreement, the estimated monthly costs of professional services billable to the Company was $35,000 (excluding any management bonus accrual).

In addition to the professional services described above, other support and related services to be provided by CGI Cellerate include, but are not limited to, the following:

4. Use of the CGI Cellerate Premises. The lease costs and utilities for the CGI Cellerate Premises will be charged to the Company on a pro-rata basis calculated by dividing the number of full-time employee equivalents (FTEs) supporting the Company by the total number of FTEs occupying the CGI Cellerate premises.
5. Other expenses to be allocated in the same manner as the CGI Cellerate Premises include:
    a. office telephones
    b. office printers and copiers
    c. third party desktop support
    d. office supplies
    e. internet access
    f. third party payroll fees.
    g. office administration software such as QuickBooks
    h. shipping and related product expenses
6. Billed expenses from third parties such as Triad Life Sciences Inc., Rochal Industries, LLC or Trilliant Surgical LLC for new product development, fulfillment, distribution or other related services.

Related legal or other expenses for product licensing or manufacturing.